OTTER CREEK ADVISORS, LLC

CODE OF ETHICS

August 2023

This Code of Ethics (the “Code”) is the sole property of Otter Creek Advisors, LLC (the “Firm” or “OCA”) and must be returned to the Firm upon termination for any reason of a Supervised Person’s (as defined within this Code) association with the Firm. The contents of the Code are strictly confidential. Supervised Persons may not duplicate, copy or reproduce the Code in whole or in part or make it available in any form to non-Supervised Persons without prior approval in writing from the Firm’s Chief Compliance Officer (as defined within this Code).

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Table of Contents

Contents

Introduction			3
I.		General	5
	A.	Statement of General Principles	5
	B.	Initial and Annual Acknowledgment	6
	C.	Reporting Violations of the Code of Ethics	6
II.		Supervised Persons' Conduct	6
	A.	Conflicts of Interest	6
	B.	Outside Business Activities	6
	C.	Gifts and Entertainment	7
III.		Prevention and Detection of Insider Trading	11
IV.		Personal Trading Policies and Procedures	12
	A.	Pre-Clearance Procedures	12
	B.	Personal Trading Accounts	13
	C.	Restricted List	14
	D.	Investments in Limited Offerings and Initial Public Offerings	15
	E.	Reporting	16
	F.	Review	17
	G.	Remedial Actions	18
V.		Bad Actor Rule	18
	A.	Overview	18
	B.	Definitions	18
	C.	Verification by Covered Persons	19
	D.	Remedial Actions	20

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Introduction
This Code is applicable to each Otter Creek Advisor employees which also include temporary/contract workers, interns and independent contractors. Supervised Person (as defined below) of the Firm and is intended to govern the activities and conduct of Supervised Persons on behalf of the Firm, as well as certain personal activities and conduct of Supervised Persons. The Code does not attempt to serve as a comprehensive guide regarding the conduct of Supervised Persons, but rather is intended to establish general rules of conduct and procedures applicable to all Supervised Persons.
Any questions regarding this Code, or other compliance issues, must be directed to the Chief Compliance Officer (“CCO”). The CCO is responsible for administering and implementing this Code. All Supervised Persons and Access Persons are required to be thoroughly familiar with the Firm’s standards and procedures as described in this Code.
In order to make it easier to review and understand the standards and procedures of this Code, commonly used terms are defined below:
“Access Person,” as defined in the Advisers Act means any Supervised Person of the Firm who:
(i) has access to non-public information regarding investments, including the purchase or sale of Securities; (ii) has access to non-public information regarding the portfolio holdings of any Fund
,SMA or ETF offering; (iii) is involved in making investment and Securities recommendations to a Fund ,SMA or ETF; (iv) has access to such recommendations that are non-public; or (v) is a director, officer or partner of the Firm. All voting and non-voting members of the Firm’s investment committee are deemed Access Persons.
“Advisers Act” means the Investment Advisers Act of 1940, as amended.
“Beneficial Ownership” in Securities (as defined below) means direct or indirect pecuniary interest in the Securities held or shared directly or indirectly through any contract, arrangement, understanding, relationship or otherwise. A Supervised Person or Access Person is presumed to be a Beneficial Owner of Securities that are held by his or her immediate family members sharing the Supervised Person’s or the Access Person’s household or to which the Supervised Person and Access provides material financial support.
“Chief Compliance Officer” or “CCO” Person appointed by the Firm whose duties are to administer the compliance policies and procedures and Code of Ethics.
“Client” means any entity to which the Firm provides investment advisory or management services, including funds, separately managed accounts or ETF offerings.
“Non-Discretionary Account” means an account for which the Supervised Person or Access Person has designated investment discretion entirely to a third party. In such account, the Supervised Person or Access Person cannot exercise any investment discretion in the purchase or sale of Securities.
“Firm” means Otter Creek Advisors, LLC and, if applicable, each affiliated entity under common control, which are engaged in the business of providing investment advisory or management services.
“Fund” means any pooled investment vehicle to which the Firm provides investment advisory or management services.

“Initial Public Offering” or “IPO” means an offering of Securities registered under the Securities

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Act (as defined below), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act (as defined below).
“Non-Reportable Securities” excludes exchange traded-funds (“ETFs”) and closed-end mutual funds (which are Reportable Securities, as defined below) but includes: (i) direct obligations of the United States federal government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
(iii) shares issued by money market funds; (iv) shares issued by open-end registered investment companies (e.g., open-end mutual funds), other than a Fund advised or underwritten by the Firm or an affiliate; or (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by the Firm or an affiliate.

“Personal Trading Account” means a personal investment or trading account of a Supervised Person or Access Person or a related account. Specifically, Personal Trading Account includes: (i) trusts for which an Supervised Person or Access Person acts as trustee, executor, custodian or discretionary manager; (ii) accounts for the benefit of the Supervised Person or Access Person’s spouse or minor child; (iii) accounts for the benefit of a relative living with the Supervised Person or Access Person; and (iv) accounts for the benefit of any person to whom the Supervised Person or Access Person provides material financial support.

A Personal Trading Account may also include an investment or trading account over which a Supervised Person or Access Person exercises control or provides investment advice or a proprietary investment or trading account maintained for the Firm or its Supervised Persons and Access Persons.

“Private Placement” means an offering of Securities that is exempt from registration under the Securities Act, pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 of Regulation D.

“Reportable Securities” see Securities, defined below.
“SEC” means the U.S. Securities and Exchange Commission.
“Security” or “Securities” means any, or a combination of any, note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof) or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of or warrant or right to subscribe to or purchase any of the foregoing. For purposes of this Code, all “Securities” are deemed to be “Reportable Securities.”
“Securities Act” means the Securities Act of 1933, as amended.

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“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Supervised Person” means any partner, officer, director, Access Person (or other person occupying a similar status or performing similar functions) or employee of the Firm or other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm.
Other capitalized terms used herein may be defined elsewhere in the Code or have the meaning given to such term under applicable law.

I.    General
A.    Statement of General Principles

Pursuant to Section 206 of the Advisers Act, this Code is predicated on the principle that the Firm owes a fiduciary duty to any entity to which the Firm provides investment advisory or management services. The interests of clients must always be recognized, respected and take precedence over the personal interest of Supervised Persons. In any decision relating to personal investments or other matters, Supervised Persons must assiduously avoid serving their own personal interests ahead of any client’s interests, taking inappropriate advantage of their position with the Firm or taking inappropriate advantage on the Firm’s behalf.

It is critical that Supervised Persons avoid any situation that might present, or appear to present, any actual or potential conflict of interest with the interests of clients, or compromise or appear to compromise, Supervised Persons’ ability to exercise fully their independent best judgment for the benefit of clients. Accordingly, all Personal Trading Account activity, and Supervised Persons’ activities generally, must comply fully with both the letter and spirit of this Code and the principles described herein. Moreover, Supervised Persons are required to comply with all applicable securities laws, rules and regulations and must report promptly any violations of securities laws, rules or regulations of this Code to the CCO.

Disciplinary actions for failure to comply with the Code may include cancellation of personal trading transactions, disgorgement of profits from such transactions, suspension of personal trading privileges, suspension of employment or termination of employment. The CCO will determine, in consultation with the principals of the Firm, what disciplinary and remedial action is warranted, taking into consideration the relevant facts and circumstances, including the severity of the violation, possible harm to clients and whether the Supervised Person has previously engaged in any improper conduct. Ultimately, however, the decision whether to impose disciplinary action or remedial measures and sanctions, and the nature of such disciplinary actions or remedial measures and sanctions, rests with the CCO.
Further, OCA specifically prohibits all personnel subject to this Code from engaging in the following prohibited conduct:
(1)    To employ any device, scheme or artifice to defraud any client account:
(2)    To make any untrue statement of a material fact to any client or omit to state a material fact necessary in order to make the statements made to the client, in light of the circumstances under which they are made, not misleading;

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(3)    To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on any client; or
(4)    To engage in any manipulative practice with respect to any OCA business activity.

B.    Initial and Annual Acknowledgment

The Code is an integral part of the Firm’s compliance program. The Code may be revised and supplemented from time to time.

Each Supervised Person upon hire will be setup in the compliance system, an online compliance portal. The Supervised Person is required to complete and electronically sign the “Initial Certification - Code of Ethics” acknowledging that he or she has received a copy of the Code and certifying that he or she has read and understands the Code and agrees to abide by its provisions. Thereafter, each Supervised Person shall, at least annually, complete and electronically sign (within the compliance system) the Firm’s “Annual Certification – Code of Ethics” reaffirming, among other things, that he or she continues to abide by the Code’s provisions and that he or she has reported all Securities transactions, with the exception of transactions in Non- Reportable Securities.

C.    Reporting Violations of the Code of Ethics

All Supervised Persons must promptly report any violations of the Code to the CCO. Any violations reported to, or independently discovered by, the CCO shall be promptly reviewed, investigated and reported to the Firm’s principals.

All reported Code violations will be treated as being made on an anonymous basis. Any retaliation for reporting a violation of the Code will constitute a further violation of the Code, as well as a possible violation of the anti-retaliation provisions of the SEC’s Whistleblower Rule, Section 21F of the Securities Exchange Act. For more information, please refer to the “Whistleblower Policy” in the Firm’s compliance manual.

II.    Supervised Persons’ Conduct
A.    Conflicts of Interest

It is the policy of the Firm that all Supervised Persons conduct the business affairs of the Firm in accordance with the highest principles of business ethics and in such manner that no conflict of interest, actual or potential, can be construed. All Supervised Persons should promptly report to the CCO any situation or circumstance which may give rise to a potential conflict of interest within 10 days of the commencement of employment or as soon as they become aware that a potential conflict may exist. The firm will maintain a conflict of interest inventory to monitor, identify and escalate any conflicts of interest that may violate the firm’s code of ethics.
B.    Outside Business Activities

Business activities other than employment at the Firm may present conflicts of interest. Such instances may include, but are not limited to: (i) serving as an officer, director, trustee or

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partner of any business organization; (ii) participating as a member of a limited liability company or a limited partner of a limited partnership; or (iii) serving as a supervised person or consultant, a teacher or lecturer, a publisher of articles or a radio or television guest. Accordingly, each Supervised Person must disclose upon hire all outside business activities to the CCO, and prior to engaging in any new outside business activity, must seek approval from the CCO by submitting an Outside Business Activity Approval Form within the compliance system.
The CCO will determine whether permission to engage in the outside activity should be granted or denied, based on a consideration of the nature of the outside activity, the number of hours involved, the amount of compensation and any other factors that in the CCO’s discretion may be relevant.

Unless prior approval is granted by the CCO, the Firm generally does not permit Supervised Persons to serve as an officer, partner or employee of another company or business or as a member of the board of directors or trustees of any business organization, other than a civic or charitable organization. These types of positions present particular conflicts of interest and a determination of a Supervised Person’s eligibility to serve in such a position necessarily involves an assessment of whether such service would be consistent with the interests of the Firm or compromise the Supervised Person’s fiduciary duty to clients.

Under no circumstances may a Supervised Person represent or suggest that his or her association with any outside business activity in any way reflects the approval by the Firm of that organization, such organization’s securities, its manner of doing business or any person connected with such organization or its activities.

The Firm prohibits all employees from serving on as officers or members of the board on any company that is a portfolio holding of the Otter Creek’s Collective Investment Vehicles.

C.    Gifts and Entertainment

In light of the nature of the Firm’s business, its fiduciary obligations to its clients, as well as the regulatory environment in which the Firm conducts its business, the Firm has adopted this Gifts and Entertainment policy to impose limits on, and monitor the nature and quantity of, “business-related” gifts, gratuities and entertainment. “Business-related” gifts, gratuities and entertainment are those that the Firm’s Supervised Persons give to, or receive from, a person or firm that: (i) conducts business with or provides services to the Firm; (ii) may do business or is being solicited to do business with the Firm; or (iii) is associated with an organization that conducts or seeks to conduct business with the Firm. In addition, Supervised Persons may not be compensated, directly or indirectly, except by the Firm or when otherwise approved by the Firm (including approval by the CCO or others, as provided elsewhere in this Code).
This policy is not intended to prevent Supervised Persons from giving or receiving gifts, gratuities or entertainment, provided that such gifts and entertainment are not extravagant, costly, lavish or excessive. The policy is intended to ensure that the practice of giving and accepting gifts, gratuities or entertainment is not abused and does not compromise the integrity, objectivity or fiduciary responsibilities of the Firm or its Supervised Persons, create an appearance of

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impropriety or raise potential conflicts of interest. For purposes of this policy, value is the higher of cost or fair market value. Gifts and entertainment among Supervised Persons are not subject to the guidelines set forth below. Supervised Persons must always act in the best interests of the Firm and should not accept any gifts that would have the likelihood of, or appear to influence any, business decisions of, or relationships with, the Firm.
All “business-related” gifts, irrespective of amount, must be disclosed on the Quarterly
Transaction Report.

If there is any question as to the scope or application of this policy, Supervised Persons should consult with the CCO.

1.    Required Gift and Entertainment Approvals
a.    Offering and Accepting Gifts

A “gift” refers to any object or thing of value provided for the recipient’s personal use or enjoyment. If, for example, the giver of tickets for an event does not intend in advance to be present at such event, then the tickets will be deemed a gift. Each Supervised Person may offer or accept business-related gifts of up to $250 in value per individual Gift to or from any third party with whom the Firm conducts business, or could reasonably expect to conduct business, without the prior written approval of the CCO. For individual gifts that exceed this threshold, Supervised Persons must submit a Gifts and Entertainment Approval Request in the compliance system. If the request is denied by the CCO, the gift must be returned to the sender.

b.    Offering and Accepting Entertainment
“Entertainment” refers to meals, sporting events or other entertainment events where the giver intends to participate in or attends the event with the recipient (e.g., accompanies the recipient of baseball tickets to the game). If the giver intends to participate in the event, then such an event will be deemed entertainment. Each Supervised Person may offer or accept business-related entertainment of up to $250 per person in value to or from any third party with whom the Firm conducts business, or could reasonably expect to conduct business, without the prior written approval of the CCO, provided that the Supervised Person and the business associate both attend and that such entertainment is not so frequent, costly, lavish or excessive as to raise questions of impropriety. For entertainment that is expected to exceed this threshold, Supervised Persons must submit a Gift and Entertainment Approval Request in the compliance system. Each Supervised Person is expected to use professional judgment in entertaining and being entertained by a business associate. If there is any question as to whether a specific entertainment event can be accepted or given, the CCO should be consulted.

Supervised Persons may attend seminars sponsored or paid for by any third party with whom the Firm conducts business, or could reasonably be expected to conduct business, provided that attendance at the seminar is not so costly or the event so lavish as to raise conflict of interest issues. If there is any question as to whether such an event may raise conflict of interest issues, the CCO should be consulted.

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Supervised Persons must always act in the best interests of the Firm and should not accept or provide any entertainment that would have the likelihood of, or appear to influence any, business decisions of, or relationships with, the Firm.

All entertainment, irrespective of value, must be reported on the Quarterly Transaction
Report.

c.    Prohibited Conduct

No gift or entertainment should ever be accepted with the expectation of any quid pro quo from the Firm or any Supervised Person. Supervised Persons are prohibited from giving, and must tactfully refuse, any gift of cash, gift certificate or cash equivalents.

Furthermore, to ensure compliance with the Foreign Corrupt Practices Act (“FCPA”), Supervised Persons are prohibited from directly or indirectly paying or giving, offering or promising to pay, give or authorize or approving such offer or payment, of any funds, gifts, services or anything else of any value, no matter how small, or seemingly insignificant, to any Government Official (as such term is defined under the FCPA) for any business or Firm-related reasons. For more information, please refer to the Foreign Corrupt Practices Act section of the Firm’s compliance manual.

d.    Political Contributions
The SEC has stated that investment advisers who seek to influence the award by public entities of advisory contracts by making political contributions to public officials have compromised their fiduciary duty to such entities. Therefore, the firm will not make any political contributions, regardless if the official is a US person or if the person is in the United States.

The following procedures apply to employees of the firm:
•Employees must pre-clear potential political contributions to any state or local government entity, official, candidate, political party or PAC with the CCO other than those within the rule’s de minimis levels noted below.

•The CCO will review the proposed contribution under the firm’s policy and Rule 206(4)-5 and provide approval or denial.

•Rule 206(4)-5 permits individuals to make aggregate contributions without triggering the two-year time out of up to $350, per election, to an elected official or candidate for whom the individual is entitled to vote, and up to $150, per election, to an elected official or candidate for whom the individual is not entitled to vote. Primary and general elections are considered separate elections.
Recordkeeping Obligations
The Advisers Act imposes recordkeeping requirements on registered investment advisers that have any clients that fall within Rule 206(4)-5’s definition of a “government entity.” Among other things,

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advisers with “government entity” clients or investors must keep records showing political contributions by “covered associates” and a listing of all “government entity” clients and investors.

2.    Definitions
For purposes of this Political Contributions policy, the following definitions apply:

“Political Contribution” means a contribution to any candidate or official for federal, state or local public office. Specifically, a Political Contribution is any gift, subscription, loan, advance, deposit of money or thing of value made for the purpose of supporting a candidate for or influencing an election to office. This includes, for example, repaying a candidate’s campaign debt incurred in connection with any such election or paying the transition or inaugural expenses of the successful candidate for any such election. “Political Contribution” also includes “in- kind” and monetary contributions to a candidate or official, as well as indirect contributions (e.g., contributions made at the behest of a Supervised Person through a family member or friend). This term includes contributions made to a political action committee (as defined below).
“Political Fundraising” means to fundraise and/or communicate, directly or indirectly, for the purpose of obtaining or arranging a Political Contribution or otherwise facilitate the Political Contributions made by other parties.
“Political Action Committee” or “PAC” means an organization that raises money privately to influence elections or legislation. Contribution to a PAC may not be prohibited, but in all instances, Supervised Persons must obtain prior approval of such Political Contributions to PACs from the CCO. Any questions regarding whether a contribution to an organization requires pre-clearance under this policy should be directed to the CCO.
“Solicitation Activity” means coordinating, or soliciting any person or PAC to make, any
(i) Political Contributions; or (ii) payments to a political party of a state or locality where the Firm is providing or seeking to provide investment advisory services to a government entity.
“State officials” means any person, who was, at the time of the political contribution or gift, a candidate for governor, treasurer or a legislative seat.

3.    Disclosure

To avoid violating such rules, as well as to avoid the appearance of impropriety, all political contributions must be in compliance with the following procedures:

Quarterly Reporting - All Supervised Persons will be requested to include on their Quarterly Transaction Report their political contributions during the quarter for them and any person living in the same household or to whom the Supervised Person provides material financial support. These contributions may include subscriptions, loans or deposits of money or anything of value given to any political party (e.g., Republican, Democratic, Independent), PAC or to any state official as defined by this policy.
The quarterly report will ask the Supervised Person to disclose the name of recipient, amount of the contribution or gift value, office and state of the campaign and the date of the contribution.

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Additionally, each Supervised Person will indicate whether they are entitled to vote for the recipient of their political contribution.
Separation of Political and Employment Activities - All political activities of Supervised Persons must be kept separate from employment and expenses may not be charged to the Adviser. Supervised Persons may not conduct political activities during working hours or use the Adviser’s facilities for political campaign purposes without the prior written approval of the CCO or his or her designee.
4.    Corporate Contributions

Supervised Persons may not use personal or corporate funds to make Political Contributions on behalf of or in the name of the Firm. Further, the Firm will not reimburse Political Contributions made by Supervised Persons. All requests for Political Contributions to be made on behalf of or in the name of the Firm should be directed to the CCO.

5.    Charitable Contributions Distinguished

Contributions to a charity are not considered Political Contributions unless made to, in the name of or to a fund controlled by a federal, state or local candidate or official. This policy is not intended to impede legitimate, charitable fund-raising activities. Any questions regarding whether an organization is a charity should be directed to the CCO.

6.    International Contributions

Political Contributions by the Firm or Supervised Persons to politically connected individuals or entities, anywhere in the world, with the intention of influencing such individuals or entities for business purposes are strictly prohibited. For more information, please refer to sections of the Firm’s compliance manual on the FCPA and UK Bribery Act.

III.    Prevention and Detection of Insider Trading

The Firm’s business may require Supervised Persons to deal with highly confidential or sensitive information. The misuse of such information, which is also known as material non-public information, may violate federal and state securities laws as well as other regulatory requirements. Such misuse may also damage the reputation and financial position of the Firm and its Supervised Persons and therefore must be avoided.

The misuse of material non-public information is generally known as “insider trading”. Insider trading is not explicitly defined in securities laws; however, it has been interpreted to mean trading on the basis of material non-public information for profit or to avoid loss. Securities laws have been interpreted to prohibit trading while in possession of material non-public information, whether received directly or indirectly or communicating material non-public information to others in breach of a fiduciary duty.

The Firm forbids all Supervised Persons from trading for the Firm, on behalf of the Fund or ETFoneself or for others on the basis of material non-public information. Furthermore, communicating material non-public information to others, except as provided below, is expressly

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forbidden. The Firm’s policy extends to activities within and outside a Supervised Person’s relationship with the Firm.

Violations of this policy may include stringent penalties, in addition to disciplinary actions that may be taken by the Firm. Supervised Persons may face monetary penalties of up to three times the illicit profits gained or losses avoided, as well as disgorgement of profits or losses avoided from such transactions, disbarment from the securities industry and/or incarceration. In addition, the Firm may face monetary penalties and reputational damage.

It is the responsibility of each Supervised Person to notify the CCO immediately if they have come into possession of material non-public information. If a Supervised Person has questions as to whether he or she is in possession of material non-public information, the Supervised Person should consult with the CCO. For more information, please refer to the section on material non-public information in the Firm’s compliance manual.

IV.    Personal Trading Policies and Procedures

Rule 204A-1 under the Advisers Act requires the Firm’s Code to impose certain restrictions on the personal securities trading of Supervised Persons and Access Persons and any family member living in the same household or to whom the Supervised Person or Access Person provides material financial support. Such restrictions include obtaining pre-approval for certain trades or private transactions and reporting certain trading activities and Securities holdings.

Pursuant to Rule 204A-1, the following Personal Trading Policy is designed to prevent potential legal, business or ethical conflicts and to minimize the risk of unlawful trading in any Personal Trading Account and guard against the misuse of confidential information. All personal trading and other activities of Supervised Persons and Access Persons and any family member living in the same household or to whom the Supervised Person or Access Person provides material financial support, must avoid any conflict or perceived conflict with the interests of the Firm, the separately managed accounts, the Fund, ETF and the investors in the Fund or ETF.

Supervised Persons and Access Persons are expected to devote their time during the course of the business day to the business of the Firm. The Firm discourages, and monitors for, excessive personal trading that would distract Supervised Persons and Access Persons from their daily work responsibilities.

A.    Pre-Clearance Procedures

Supervised Persons may not transact in any securities on the Firm’s Restricted List.

Supervised Persons must obtain pre-clearance from the CCO or their designee before buying, selling or otherwise directly or indirectly acquiring any beneficial ownership in any Initial Public Offering (“IPO”) or in a private placement, interest in a private fund (i.e., hedge fund or private equity fund) or interest in a private company all require pre-clearance., for any account

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over which he or she has discretionary authority or for any account in which he or she has or, as a result of a transaction, will acquire any direct or indirect beneficial ownership.

In determining whether approval should be granted, the CCO or their designee will consider all relevant facts, including whether:
(i)    the security is on the Restricted List;

(ii)    the Supervised Person has material nonpublic information about the issuer of the security;

(iii)    the transaction would usurp an opportunity that properly belongs to the Fund or ETF; or

(iv)    the transaction would otherwise violate the provisions of the Code of Ethics;

The CCO retains the right to deny pre-clearance for any reason whatsoever, without disclosure of the basis for the denial to the Access Person.

All Personal Securities Trading Approval Forms will be retained in the compliance system, with such forms indicating whether Supervised Person’s or Access Person’s request for pre-clearance have been approved or denied. When submitting requests, Supervised Persons and Access Persons are required to certify that they do not possess material non-public information or have any other reason preventing them from engaging in the requested transaction.

The CCO will promptly notify the Supervised Person or Access Person of the Firm’s approval or denial of the requested transaction by sending notification to the Supervised Person or Access Person. Once pre-clearance for a transaction is granted, the transaction must be executed within 48 hours. If the transaction is not executed or is only partially executed within the approved timeframe, a new pre-clearance request must be submitted to the CCO prior to executing or continuing the transaction.

All notifications of approval or denial of pre-clearance to enter into a personal Securities transaction issued by the CCO are confidential. Supervised Persons and Access Persons are prohibited from disclosing such approvals or denials to other Supervised Persons and Access Persons.
B.    Personal Trading Accounts
Supervised Persons and Access Persons are required to report to the CCO, upon hire and at least annually thereafter, all Personal Trading Accounts of the Supervised Person or Access Person and all Securities held in these accounts. Additionally, upon opening or closing a Personal Trading Account, Supervised Persons and Access Persons are required to notify the CCO accordingly by email or in writing. Each Supervised Person shall report all private securities transactions that are not reflected in the account statements of such Personal Trading Accounts to the CCO promptly.

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The initial holdings report (if applicable) shall include the name and type of security, ticker or CUSIP, number of shares and principal amount, the name of the broker, dealer or bank where the account is and the report submission date.
C.    Restricted List
In general, a Restricted List may consist of the Securities of: (i) issuers or companies with respect to which the CCO has been made aware that a Supervised Person or Access Person has received, expects to receive or may be in a position to receive material non-public information; (ii) issuers or companies on whose board of directors or similar body an Access Person or Supervised Person serves (notwithstanding an “open window” period, during which such issuers or companies are not restricted); (iii) private entities with which the Firm has entered into a confidentiality agreement (a “CA”) when information under such agreement may include material non-public information of a public issuer or company; (iv) companies for which any Access Person or Supervised Person has received material non-public information when evaluating hedging strategies or private positions; and (v) other companies that the Firm, Supervised Persons, Access Persons or the Fund or ETF should not be trading or in which such investments should not be made for various reasons, as may be determined from time to time by the CCO or management of the Firm.

Any time a Supervised Person or Access Person receives material non-public information (as described in the “Policies and Procedures to Prevent and Detect Insider Trading” section of the Firm’s compliance manual) about a company that has issued publicly traded Securities, that company will be added to the Firm’s Restricted List. Supervised Persons and Access Persons are responsible for contacting the CCO any time that they receive or intend to receive any non-public information about a public company. They are also responsible for notifying the CCO of any other circumstances in which a company should be added to the Restricted List. The CCO shall be responsible for maintaining the Firm’s Restricted List.

1.    Overview
Absent pre-clearance granted by the CCO, Supervised Persons and Access Persons and any family member living in the same household or to whom the Supervised Person or Access Person provides material financial support, are prohibited from trading or otherwise investing in the Securities of issuers or companies that are on the Firm’s Restricted List in a Supervised Person’s and Access Person’s Personal Trading Accounts or on behalf of a Fund or ETF until such Security is removed from the Restricted List.
The CCO will ensure that the Restricted List is available to all supervised Persons and Access Persons. Supervised Persons and Access Persons are required to consult the Restricted List as needed to comply with this policy.
The Restricted List is confidential and may not be disclosed to anyone outside the Firm as it may contain material non-public information. It is therefore vital that Supervised Persons and Access Persons do not disclose the contents of the Restricted List to anyone outside of the Firm or to Supervised Persons and Access Persons who do not have a legitimate need to know, without the prior consent of the CCO.

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2.    Contents
The Firm shall maintain the following on the Restricted List: the date a Security was added, the date such Security is expected to be removed; the name of the issuer of such Security; and the exchange ticker symbol or CUSIP, if applicable.
3.    Review
The CCO will review the Restricted List on a regular basis to determine whether any Supervised Person or Access Person remains in possession of non-public information. Specifically, the CCO, during the course of review, will update the Restricted List to reflect additional issuers or companies for which the Firm has material non-public information or those issuers or companies for which the Firm no longer has non-public information. Additionally, an issuer or company can be removed from the Restricted List by the CCO at other times if it can be determined that no Supervised Person or Access Person remains in possession of material non- public information and no Supervised Person or Access Person has any intention of obtaining such information.

If an issuer or company is on the Restricted List because the Firm has entered into a CA with respect to such issuer or company, the issuer or company may be removed from the Restricted List upon: (i) the expiration or termination of the CA; (ii) the announcement of the transaction with respect to which the CA was signed; or (iii) the company’s determination not to pursue the transaction with respect to which the CA was signed, provided that the CCO reasonably concludes that the Firm is not at such time in possession of material non-public information regarding the issuer or company. The CCO should document the reasons an issuer or company has been removed from the Restricted List.
The CCO may, but is not required to, consider the opinion of the Firm’s investment professionals or outside legal counsel in making a determination as to whether an issuer or company should be added or removed from the Restricted List.

D.    Investments in Limited Offerings and Initial Public Offerings
No Supervised Person or Access Person shall acquire, directly or indirectly, any Beneficial Ownership in any limited offering or initial public offering (an “IPO”) without first obtaining prior approval of the CCO in order to preclude any possibility of the Supervised Person or Access Person profiting improperly from his or her position with Firm. The CCO shall obtain from the Supervised Person or Access Person the full details of the proposed transaction and decide whether any client account has any foreseeable interest in purchasing such security.
E.    Transaction Restrictions
You are prohibited from trading in a Covered Security that is currently being considered for purchase or sale on a client’s behalf. Additionally, if you hold a position which is contrary to a client’s interest in the same name (for example, the client is long in a particular name in which you are short), you are required to exit your position within 90 days of becoming aware of such contradiction, subject to the 15-Day Blackout Period discussed below. Likewise, new employees will have 90 days from the time they become an Access Person to exit any contradictory

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positions, subject to the same 15-Day Blackout Period. Exceptions to the prohibitions discussed herein may be granted upon receiving pre-approval from the CCO.
F.    Holding Period and Options Restriction
Unless otherwise approved by the CCO in writing, you and members of your Family/Household shall hold all Covered Securities for a minimum of 30 calendar days after purchase of the Covered Security. In addition, during the 30 day period no options shall be traded on the underlying Covered Securities in a manner that creates a constructive sale or purchase, effectively mitigating the minimum holding period. Options may be purchased during that period to increase the position of the Covered Security.
G.    15-Day Blackout Period
The 15-day blackout period described herein applies to all employees of OCA. It is designed to prevent activities that create conflicts with the interests of clients. The term employee as used herein shall include all employees including investment persons. As used herein, an Investment Person means any employee of the Firm who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of any securities (even if they’re not Covered Securities) for any client account, or whose functions relate to the making of any recommendations with respect to purchases and sales; and any natural person who directly or indirectly has a 25% or greater interest in the Firm and obtains information concerning recommendations made to any client of the Firm regarding the purchase or sale of any securities (even if they’re not Covered Securities) by the client.
No employee of OCA(including any member of the Family/Household of such employee) may purchase or sell any Covered Security within the seven calendar days immediately before or after a calendar day on which any client account managed by the Firm purchases or sells that Covered Security (or any closely related security, such as an option or a related convertible or exchangeable security), unless the employee had no actual knowledge that the Covered Security (or any closely related security)was being considered for purchase/sale or was in fact purchased/sold for any client account. Note that the total blackout period is 15 days (the day of the client trade, plus seven days before and seven days after).
NOTE: It sometimes happens that an employee determines –within the seven calendar days after the day he or she (or a member of his or her Family/Household)has purchased or sold for his or her own account a Covered Security that was not, to the employee’s knowledge, then under consideration for purchase/sale by any client account—that it would be desirable for client accounts as to which the employee is responsible for making recommendations or investment decisions to purchase or sell the same Covered Security(or a closely related security). In this situation, the employee MUST put the clients’ interests first and promptly make the recommendation or investment decision in the clients’ interest, rather than delaying the decision for clients until after the seventh day following the day of the transaction for the employee’s (or Family/Household member’s) own account to avoid conflict with the blackout provisions of this Code.
The Firm recognizes that certain situations may occur entirely in good faith and will not take disciplinary measures in such instances where the employee acted in good faith and in the best interests of the Firm’s clients. The above notes are not intended to specify instances of compliance and non-compliance with the 15-day Blackout Period restrictions, but rather are provided for clarification purposes to help ensure that any apparent or real conflicts that may arise

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between compliance with the Blackout Period and the pursuit of clients’ interests are always resolved in favor of the clients’ interests.
H.    Reporting

In order to provide the Firm with information to enable it to determine with reasonable assurance of any indications or the appearance of a conflict of interest with the investment activity of the Fund, ETF or separately managed accounts, each Supervised Person and Access Person must submit the following reports to the CCO showing all transactions in which the Supervised Person or Access Person and any family member living in the same household or to whom the Supervised Person or Access Person provides material financial support, has or by reason of such transaction acquires, any direct or indirect Beneficial Ownership.
The CCO or their designee completes the review of transactions and statements provided against the restricted list. This review is documented in the compliance system. No other exceptions are completed outside of the compliance system e. Any escalated matters are immediately reported to the CCO and to the Firm’s Chief Operations Officer.

1.    Quarterly Transaction Reports
Supervised Persons and Access Persons are required to provide complete copies of periodic statements for all for all Personal Trading Accounts of themselves and any family member living in the same household or to whom the Supervised Person or Access Person provides material financial support. Such statements must be received by the CCO or a designated third-party, no later than thirty days after the end of each calendar quarter. If their trades do not occur through a broker-dealer (i.e., purchase of a private investment fund), such transactions shall be reported separately at the time of the transaction and a record of such investment will be retained accordingly. Statements and transactions must provide the name and type of security, ticker or CUSIP, number of shares and principal amount, the name of the broker, dealer or bank where the account is and the report submission date. Supervised Persons and Access Persons may choose to setup direct data feeds with their broker-dealers via the compliance system. When direct data feeds are used, the Supervised Person or Access Person is responsible for the monitoring and ongoing maintenance of such direct data feeds.

2.    Initial and Annual Holdings Reports
New Supervised Persons and Access Persons will be required to report (via compliance system) all of their personal securities holdings no later than ten days after the commencement of their employment. The initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes a Supervised Person or Access Person with the Firm. Annually thereafter, existing Supervised Persons and Access Persons are required to provide the Firm with a complete list of Reportable Securities holdings, no later than 45 days after calendar year end. Reporting must include the name and type of security, ticker or CUSIP, number of shares and principal amount, the name of the broker, dealer or bank where the account is and the report submission date.

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I.    Review
On at least a quarterly basis, or at any other time as may be prudent, the CCO or their designee shall review the personal trading activity of all Supervised Persons and Access Persons. The CCO or their designee will closely monitor the investment activity of Supervised Persons and Access Persons to detect any abuses
J.    Remedial Actions
The Firm takes the potential for conflicts of interest caused by personal trading very seriously. The Firm reserves the right to prevent purchases or sales of a Security by a Supervised Person or Access Person for any reason it deems appropriate. In the event that the Firm’s personal trading policies are not complied with, the Firm reserves the right to impose various sanctions on Supervised Persons and Access Persons that violate the Code. Such remedial action may include restrictions on future personal trading by the Supervised Person or Access Person, monetary fines, disgorgement of profits, reprimand or termination.

V.    Bad Actor Rule
A.    Overview
The Bad Actor Rule prohibits the Firm from relying on the Rule 506 exemption if the Firm, or any person covered by the Bad Actor Rule, has had a disqualifying event as of the Bad Actor Rule's effective date. For purposes of this Rule, “covered persons” include; the Firm, including its predecessors and affiliates; directors and certain officers, general partners, and managing members of the Firm; 20% beneficial owners of the Firm (based on voting power); investment managers and principals of pooled investment funds; promoters and persons compensated for soliciting investors as well as the general partners, directors, officers, and managing members of any compensated solicitor.

B.    Definitions
For purposes of this policy, the following definitions apply:

•Disqualifying Events: Criminal convictions in connection with the purchase or sale of a security, making of a false filing with the SEC or arising out of the conduct of certain types of financial intermediaries. The criminal conviction must have occurred within 10 years of the proposed sale of securities (or five years in the case of the issuer and its predecessors and affiliated issuers).

•Court injunctions and restraining orders in connection with the purchase or sale of a security, making of a false filing with the SEC, or arising out of the conduct of certain types of financial intermediaries. The injunction or restraining order must have occurred within five years of the proposed sale of securities.

•Final orders from the Commodity Futures Trading Commission, federal banking agencies, the National Credit Union Administration, or state regulators of securities, insurance, banking, savings associations, or credit unions that

o    bar the issuer from associating with a regulated entity, engaging in the business of securities, insurance or banking, or engaging in savings association or credit union activities, or

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o    are based on fraudulent, manipulative, or deceptive conduct and are issued within 10 years of the proposed sale of securities.

•Certain SEC disciplinary orders relating to brokers, dealers, municipal securities dealers, investment companies, and investment advisers and their associated persons.

•SEC cease-and-desist orders related to violations of certain anti-fraud provisions and registration requirements of the federal securities laws.

•SEC stop orders and orders suspending the Regulation A exemption issued within five years of the proposed sale of securities.

•Suspension or expulsion from membership in a self-regulatory organization (SRO) or from association with an SRO member.

•U.S. Postal Service false representation orders (a scheme or device for obtaining money or property through the mail by means of false representations) issued within five years before the proposed sale of securities.

•Order: A written directive issued pursuant to statutory authority and procedures, including an order of denial, exemption, suspension, or revocation. Unless included in an order, this term does not include special stipulations, undertakings, or agreements relating to payments, limitations on activity or other restrictions.

•Proceeding:This term includes a formal administrative or civil action initiated by a governmental agency, self-regulatory organization or foreign financial regulatory authority; a felony criminal indictment or information (or equivalent formal charge); or a misdemeanor criminal information (or equivalent formal charge). This term does not include other civil litigation, investigations, or arrests or similar charges brought in the absence of a formal criminal indictment or information (or equivalent formal charge).

•Self-Regulatory Organization (SRO): Any national securities or commodities exchange, registered securities association, or registered clearing agency. For example, the Chicago Board of Trade (“CBOT”), Chicago Board of Exchange (“CBOE”), the Financial Industry Regulatory Association (“FINRA”) and New York Stock Exchange (“NYSE”) are self- regulatory organizations.

C.    Verification by Covered Persons
The Firm will take reasonable steps to ensure that no covered person has been the subject of a Disqualifying Event. Reasonable steps include a factual inquiry made to all covered persons. This may be in the form of questionnaires, certifications, contractual representations, covenants and undertakings. The Firm may also wish to consult publicly available databases.
The Bad Actor Rule provides an exception from disqualification when the Firm can show it did not know and, in the exercise of reasonable care, could not have known that a covered person with a Disqualifying Event participated in the offering. The Bad Actor Rule does not apply to events that occurred prior to September 23, 2013; however, the Firm must disclose to investors any Disqualifying Events by covered persons prior to the effective date of the Bad Actor Rule.
The Firm is required to carry out a factual inquiry of its covered persons in a reasonable timeframe in relation to the circumstances of the offering and the participants. An initial inquiry by the Firm, verified annually thereafter (in the form of a negative consent communication), shall

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be considered reasonable; provided there are no other indicia to suggest a covered person has been the subject of a Disqualifying Event.

D.    Remedial Actions
In the event that a covered person has had a Disqualifying Event, the Firm will be prohibited from relying on the Rule 506 exemption unless certain actions are taken to remedy the disqualification.
Remedial actions may include terminating or reassigning disqualified individuals; restructuring governance and control arrangements; terminating engagement with a placement agent or other covered financial intermediary; postponing or foregoing capital raising, or pursuing alternative capital raising methods; buying out or otherwise inducing 20% beneficial owners to reduce their ownership positions; or preventing bad actors from becoming 20% beneficial owners (i.e., exercising rights of first refusal and excluding bad actors from financing rounds).

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